UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2015

PIERIS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-37471	EIN 30-0784346
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Lise-Meitner-Strasse 30

85354 Freising-Weihenstephan, Germany

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: +49 81 6114 11400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 8, 2015, Pieris Pharmaceuticals, Inc. (the “Company”) and Pieris Pharmaceuticals GmbH, a wholly-owned subsidiary of the Company (together with the Company, “Pieris”), entered into a Research Collaboration and License Agreement (the “Agreement”) with Hoffmann-La Roche Inc. and its affiliate, F. Hoffmann-La Roche Ltd (collectively, “Roche”), in cancer immune therapy for the research, development and commercialization of Anticalin-based drug candidates against a predefined, undisclosed target.

Under the terms of the Agreement, Pieris will receive an upfront payment of CHF 6.5 million (approximately $6.4 million USD) and committed research funding, and may receive development and regulatory-based milestone payments, sales-based milestone payments as well as mid-single-digit to low double-digit royalties on any future product sales. If all milestones and other conditions are met, the total payments to Pieris could surpass CHF 415 million (~$409.3 million USD), excluding royalties.

The parties will jointly pursue a preclinical research program with respect to the identification and generation of Anticalins that bind to a specific target for an expected period of 20 months, which may be extended by Roche for up to an additional 12 months. A joint research committee consisting of an equal number of representatives from each party, chaired by a Roche representative, will be responsible for overseeing and directing the development activities pursuant to an agreed-upon research plan. During the research term of the Agreement, Roche will fund the work to be performed by Pieris pursuant to the research plan. Following the research program, Roche will be responsible for subsequent pre-clinical and clinical development of any product and will have worldwide commercialization rights.

Unless earlier terminated, the term of the Agreement continues until no royalty or other payment obligations are or will become due under the Agreement. The Agreement may be terminated (i) by either party based on insolvency or breach by the other party and such insolvency proceeding is not dismissed or such breach is not cured within 90 days; or (ii) after 15 months from the effective date of the Agreement, by Roche as a whole or on a product-by-product and/or country-by-country basis upon 90 days prior written notice before the first commercial sale of a product or upon 180 days prior written notice after the first commercial sale of a product. Roche may also, in its sole discretion, terminate the Agreement upon a change of control of Pieris involving a company that develops or commercializes biopharmaceutical products.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which Pieris intends to file as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2015. A copy of the press release announcing the Agreement is attached to this Current Report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1 Press Release of Pieris Pharmaceuticals, Inc., dated December 8, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 14, 2015	PIERIS PHARMACEUTICALS, INC.

	By:	/s/ Darlene Deptula-Hicks
	Name:	Darlene Deptula-Hicks
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Pieris Pharmaceuticals, Inc., dated December 8, 2015.